Exhibit 10.21

Executive Employment Agreement

This Executive Employment Agreement (this “Agreement”), is executed and delivered effective as of August 15, 2013 (the “Effective Date”), by and between Obagi Medical Products, Inc., a Delaware corporation (the “Company”), and Mark T. Taylor, an individual resident of the State of California (“Executive”).

1.      Position And Responsibilities

(a)  Position.  As of the Effective Date, Executive shall be employed by the Company to render services to the Company in the position of Senior Vice President, Business Development and Investor Relations.  Executive shall report directly to the Company’s Chief Executive Officer.  Executive shall perform such duties and responsibilities as are normally related to such position, in accordance with industry standards, and any additional duties now or hereafter assigned to Executive by the Chief Executive Officer and/or Board of Directors of the Company.  Executive shall abide by the Company’s rules, regulations and practices, as adopted or modified from time to time in the Company’s sole discretion.

(b)  Other Activities.  Except with the prior written consent of the Company, Executive shall not, during the term of this Agreement (i) accept any other employment or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary gain) that might interfere with Executive’s duties and responsibilities hereunder or create a conflict of interest with the Company.  Executive may serve as a member of the board of directors of any company that does not compete directly with the Company.  Notwithstanding the foregoing, Executive may also devote reasonable time and attention to civic, charitable or social organizations so long as such activities do not interfere with the performance of his duties to the Company.

(c)  No Conflict. Executive represents and warrants that Executive’s execution of this Agreement, Executive’s employment with the Company and the performance of Executive’s proposed duties under this Agreement shall not violate any obligations Executive may have to any prior employer, or any other person or entity, including, without limitation, any obligations with respect to proprietary or confidential information of any prior employer, or any other person or entity.

2.     Compensation And Benefits

                   (a)  Base Salary.  In consideration of the services to be rendered under this Agreement, the Company shall pay to Executive a salary at the current rate of Two Hundred Seventy Thousand Dollars ($270,000.00) per year, as adjusted from time to time as described below (the “Base Salary”). The Base Salary shall be paid in accordance with the Company’s standard bi-monthly payroll practices. The Base Salary will be reviewed and adjusted from time to time in accordance with the Company’s procedures for adjusting salaries for senior executives and as approved by the Compensation Committee of the Board of Directors.

                  (b)  Bonus.  Executive shall be eligible to receive an annual bonus based on a percentage of Executive’s Base Salary (currently 50%), or other increased percentage as may be determined by the Compensation Committee of the Company’s Board of Director’s from time to time (the

“Bonus”).  Any such Bonus shall be subject to Executive’s achievement of corporate financial metrics or other goals and objectives to be established from time to time by the Company’s Board of Directors (or a committee thereof), and, for 2012, shall be prorated based upon the amount of time during such year that Executive has been employed by the Company.

                  (c)  Stock Option/Restricted Stock Awards.  Executive shall be eligible to receive a stock option grant for fifty thousand (50,000) shares (the “Option”), subject to the terms and conditions of the Company’s 2005 Stock Incentive Plan, as amended (the “Plan”) and related agreements,  and to the satisfaction of all federal and state securities laws.  The exercise price of such Option will be determined based on fair market value at the time of grant, which will be granted contemporaneously with Executive’s first date of employment.

Other than as set forth in Section 3(c), 3(d) or 3(e) below, the Option vests in three equal annual installments from the date of grant.  The Option shall expire on the tenth (10th) anniversary of the date of grant. Unless otherwise agreed to by the Compensation Committee of the Board of Directors, future option grants shall be subject to these same general terms and conditions (“Subsequent Options”).  Other than as set forth in this Agreement, all options granted to Executive, including the Option, shall be subject to the terms and conditions of the respective stock option agreement and related plan documents and any additional option terms approved by the Compensation Committee of the Board of Directors at the time of grant.

From time to time, the Compensation Committee of the Board of Directors may also grant restricted stock units to Executive pursuant to the Plan (“RSUs”). Any such future RSUs will be subject to vesting terms to be approved at that time.

                  (d)  Benefits.  Executive shall be eligible to participate in any and all medical, dental, vision, retirement, life insurance, AD&D and other benefits (the “Benefits”) established by the Company that are made generally available by the Company to executive officers of the Company, as such plans may be amended from time to time in the Company’s sole discretion. Without limiting the generality of the foregoing, Executive, and to the extent applicable, Executive’s covered dependents, shall be eligible to participate in the Company’s 401(k) program and shall receive immediate enrollment for health benefits to the maximum extent possible under the Company’s benefit plans.

(e)  Vacation. Executive shall receive three (3) weeks of paid vacation time per calendar year, which amount shall increase in accordance with the Company’s vacation policy for employees of the Company generally. Executive may take such accrued vacation at such times as are mutually convenient to Executive and the Company. In addition, Executive shall be entitled to all holidays provided under the Company’s regular holiday schedule.

                   (f)  Business Expenses. The Company will reimburse Executive for reasonable and necessary expenses appropriately incurred by Executive in performing his duties and obligations to the Company in accordance with, and subject to, such policies and procedures regarding executive officer expenses generally as the Company may from time to time have in effect.

3.     At-Will Employment

                  (a)  At-Will Termination by Company. The employment of Executive shall be “at-will” at all times. The Company may terminate Executive’s employment with the Company at any time, without any advance notice, for any reason or no reason at all, notwithstanding anything to the contrary contained in or arising from any statements, policies or practices of the Company relating to the employment, discipline or termination of its employees. Upon and after the date of such termination, all obligations of the Company shall cease, except as set forth below in Section 3(b), 3(c), 3(d) or 3(e).

                 (b)  At-Will Termination by Executive. Executive may terminate employment with the Company at any time for any reason or no reason at all, upon two weeks’ advance written notice.  During such notice period Executive shall continue to diligently perform all of Executive’s duties hereunder. The Company shall have the option, in its sole discretion, to make Executive’s termination effective at any time prior to the end of such notice period as long as the Company pays Executive all compensation (including all accrued Base Salary (at the annual rate then in effect), vacation and any other amounts owed to Executive at the time of termination) accrued to which Executive is entitled up through the last day of the two-week notice period. Any such amounts shall be paid on the effective date of termination. All reimbursable expenses incurred up to and including the date of termination shall be submitted for payment within thirty (30) days of termination and contain all documentation required pursuant to Company policy.  Any and all options to acquire shares of Common Stock that have vested under the Option, or any Subsequent Options or RSUs, shall continue to belong to Executive.  Executive shall have ninety (90) days in which to exercise any vested portion of any Option and Subsequent Options.  All shares that remain unvested under such Option, and any Subsequent Options or RSUs, shall cease to vest on the date of termination.  Thereafter all obligations of the Company shall cease.

                  (c)  Involuntary Termination by Company without Cause Other Than for Good Reason.

                 (i)  If the Company terminates Executive’s employment for reasons other than for Cause (as defined below) or death or disability (which is governed by subparagraph (e) below), which will be dealt with on a case-by-case basis at the time such event occurs, then, during the Severance Period (as defined below), the Company shall (A) so long as Executive has been employed by the Company for one (1) year pay to Executive a sum equal to six (6) months of Base Salary (as then in effect) and (B) continue to make available to Executive, at the Company’s expense and for so long as he is eligible not withstanding expiration of the Severance Period, the Benefits (including the full premium for COBRA continuation coverage if applicable for Executive and his eligible dependents) made generally available by the Company to its Executives for the Severance Period, to the extent permitted under applicable law and the terms of such benefit plans. The cash consideration payable pursuant to subsection (A) above shall be paid in equal monthly installments as salary continuation pay, subject to deduction of ordinary payroll taxes, commencing on the date that is no later than the earlier of thirty (30) days following termination or the execution of the General Release (as defined below).   In addition, if the Company terminates Executive’s employment for reasons other than for Cause, or death or disability (as provided in subparagraph (e) below) (which will be dealt with on a case-by-case basis at the time either such event occurs) then, the Option, and any Subsequent Options or RSUs, automatically shall cease to vest pursuant to the terms of the applicable stock option agreements and restricted stock unit agreements, and in the case of the Option or Subsequent Options, Executive (or his estate in the event of death) shall have one (1) year in which to exercise any vested portion of such Option and any Subsequent Options in accordance with the relevant plan documents.  Executive will own any vested RSUs without any further action on Executive’s part.  For purposes of this Agreement, the term “Severance Period” shall mean the six (6)-month period immediately following the date of Executive’s termination.  Any accrued vacation pay and any other amounts owed to Executive at the time of termination shall be paid on the effective date of Executive’s termination.  All reimbursable expenses incurred up to and including the date of termination shall be submitted for payment within thirty (30) days of termination and contain all documentation required pursuant to Company policy.

                 (ii)  The Company’s termination of Executive’s employment shall be for “Cause” if Executive: (A) exhibits willful misconduct or dishonesty which materially and adversely effects the business reputation of Executive or the Company; (B) is convicted of a felony; (C) acts (or fails to act) in the performance of his duties to the Company in bad (good) faith and to the Company’s detriment; (D) materially breaches this Agreement or any other agreement with the Company, which if curable, is not cured to the Company’s reasonable satisfaction within thirty (30) days of written notice thereof; or (E) engages in misconduct that is demonstrably and materially injurious to the Company, including, without limitation, willful and material failure to perform his duties as an officer or Executive of the Company or excessive absenteeism unrelated to illness or vacation.

(d)  Termination by Executive for Good Reason. If Executive terminates his employment for Good Reason (as defined below) then, during the Severance Period, the Company shall (A) pay to Executive a sum equal to twelve (12) months of the Base Salary (as then in effect) and (B) continue to make available to, and pay on Executive’s behalf, the Benefits (including the full premium for COBRA continuation coverage if applicable for Executive and his eligible dependents) made generally available by the Company to its Executives for that twelve (12)-month period, to the extent permitted under applicable law and the terms of the benefit plans. The cash consideration payable pursuant to subsection (A) above shall be paid as salary continuation pay in equal monthly installments, subject to normal payroll deductions, commencing on the date that is no later than the earlier of thirty (30) days following termination or the execution of the General Release.  Any Benefits shall also be paid in equal monthly installments during the Severance Period.  All reimbursable expenses incurred up to and including the date of termination shall be submitted for payment within thirty (30) days of termination and contain all documentation required pursuant to Company policy.  All accrued vacation and any other amounts owed to Executive as of the termination date shall be paid on the effective date of termination.

(i)
In addition, notwithstanding anything to the contrary contained in the stock option agreements evidencing the Option, any Subsequent Options or the Plan or in any restricted stock unit agreement evidencing any RSUs, in the case of a Change of Control where the consideration being paid is solely in cash, the Option, and any Subsequent Options and RSUs, shall fully vest and, in the case of the Option and any  Subsequent Options, shall be exercisable immediately prior to such Change of Control regardless of Executive’s continued employment status. In the case of any Change of Control where the consideration is stock or a combination of stock and cash, the vesting, acceleration and exercisability provisions of the existing agreements evidencing any Option, Subsequent Options or RSUs shall continue to govern.

(ii)
Executive’s termination of his employment shall be for “Good Reason” if following a Change of Control the Employer (including any successor in interest) (A) terminates Executive’s employment at any time within the one year anniversary of such Change of Control (as defined below), for reasons other than for Cause, or death or disability (which will be dealt with on a case-by-case basis at the time either such event occurs); (B) Executive voluntarily terminates his employment within six (6) months of the Company’s (or any successor in interest)  material reduction of Executive’s level of responsibility; or (C) Executive terminates his employment within six (6) months of the Company’s (or any successor in interest) material reduction of the Base Salary, except for any salary reduction that is generally applicable to the Company’s executives; provided that in the case of (B) and (C) above, “Good Reason” shall only be found to exist if prior to Executive’s resignation for Good Reason, the Executive has provided thirty (30) days written notice to the Company within ninety (90) days following the existence of such Good Reason event indicating and describing the event resulting in such Good Reason, and the Company does not cure such event within ninety (90) days following the receipt of such notice from Executive.  In the event the Company fails to timely cure, Executive may resign upon expiration of the cure period.

(iii)	For purposes of this Agreement, the term “Change of Control” shall mean any of the following transactions:

                                (A)  a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated;

                                (B)  the sale, transfer or other disposition of all or substantially all of the assets of the Company (including the capital stock of the Company’s subsidiary corporations);

                                (C)  the complete liquidation or dissolution of the Company;

                                (D)  any reverse merger or series of related transactions culminating in a reverse merger (including, but not limited to, a tender offer followed by a reverse merger) in which the Company is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger or the initial transaction culminating in such merger but excluding any such transaction or series of related transactions that the Board of Directors determines shall not be a Change of Control; or

                                 (E)  acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities but excluding any such transaction or series of related transactions that the Board of Directors determines shall not be a Change of Control.

(e) Death/Disability.  Upon termination for death or as a result of permanent disability (as defined in the Plan), the Company shall pay Executive all compensation (including all accrued Base Salary (as then in effect), or vacation, any other amounts owed to Executive upon such event, and subject to payment of all reimbursable expenses) accrued to which Executive is entitled up through the date of death.  Any and all options to acquire shares of Common Stock that have vested under the Option, and any Subsequent Options or RSUs hereunder shall cease to vest but, in the case of any Option or any Subsequent Options, the period to exercise such options shall be extended for a period of one (1) year following death or permanent disability.

(f)   Release.  Executive’s right to receive any payments or other benefits under this Section 3 (other than if termination is due to death, disability or voluntary resignation or for cause, in each case assuming no severance payment is made, and in which case no release would be required) is expressly conditioned upon: (A) Executive’s execution of a general release of all claims as of the date of Executive’s termination, in substantially the form then in existence for executive employees generally (the “General Release”); and (B) Executive’s compliance with his obligations under this Agreement, and all other agreements between Executive and the Company.  With respect to the General Release, Executive or Executive’s legal representative must, within twenty-one (21) days after presentation of such General Release, execute such release on behalf of Executive and Executive’s estate, heirs and representatives.

4.     Termination Obligations

(a)  Return of Property.  Executive agrees that all property (including, without limitation, all equipment, tangible proprietary information, documents, records, notes, contracts and computer-generated materials) furnished to or created or prepared by Executive incident to Executive’s employment belongs to the Company and shall be promptly returned to the Company upon termination of Executive’s employment.

(b)  Cooperation. Following any termination of his employment, Executive shall perform any and all acts requested by the Company to ensure the orderly and efficient transition of Executive’s duties. Such acts may include, but are not limited to: (i) participating in meetings or telephone conferences; (ii) reviewing, preparing or executing documents; and (iii) providing assistance in connection with any litigation, investigation or audit involving the Company, or any of its affiliates, directors, officers, employees, agents, attorneys, representatives, stockholders, insurers, divisions, successors and/or assigns and any related holding, parent or subsidiary corporations.

5.      Non-Disclosure Of Third-Party Information

Executive represents and warrants and covenants that Executive shall not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others at any time, including but not limited to, any proprietary information or trade secrets of any former employer, if any; and Executive acknowledges and agrees that any violation of this provision shall be grounds for Executive’s immediate termination and could subject Executive to substantial civil liabilities and criminal penalties.  Executive further specifically and expressly acknowledges that no officer or other employee or representative of the Company has requested or instructed Executive to disclose or use any such third-party proprietary information or trade secrets.

6.      Nonsolicitation; Non-Interference

Executive acknowledges and agrees that the Company’s relationships with its employees, consultants, and service providers are valuable business assets.  Accordingly, Executive agrees that, during his employment with the Company and during the Severance Period following the date of any termination of such employment, he will not (for himself or for any third party) divert or attempt to divert from the Company any employee, consultant, or service provider, through solicitation or otherwise, or otherwise interfere with the Company’s business or the Company’s relationships with its employees, consultants, and service providers.

7.     Amendments; Waivers; Remedies

This Agreement may not be amended or waived except by a writing signed by Executive and by a duly authorized officer of the Company.  Failure to exercise any right under this Agreement shall not constitute a waiver of such right.  Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches.  All rights or remedies specified for a party herein shall be cumulative and in addition to all other rights and remedies of the party hereunder or under applicable law.

8.     Assignment; Binding Effect

                  (a) Assignment. The performance of Executive is personal hereunder, and Executive agrees that Executive shall have no right to assign and shall not assign or purport to assign any rights or obligations under this Agreement. This Agreement may be assigned or transferred by the Company and nothing in this Agreement shall prevent the consolidation, merger or sale of the Company or a sale of any or all or substantially all of its assets.

                  (b)  Binding Effect.  Subject to the foregoing restriction on assignment by Executive, this Agreement shall inure to the benefit of and be binding upon each of the parties; the affiliates, officers, directors, agents, legal representatives, successors and assigns of the Company; and the heirs, devisees, spouses, legal representatives and successors of Executive.

9.     Notices

All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered: (a) by hand; (b) by a nationally recognized overnight courier service; or (c) by United States first class registered or certified mail, return receipt requested, to the principal address of the other party, as set forth below on the signature page of this Agreement. The date of notice shall be deemed to be the earlier of (i) actual receipt of notice by any permitted means, or (ii) five (5) business days following dispatch by overnight delivery service or the United States mail. Executive shall be obligated to notify the Company in writing of any change in Executive’s address. Notice of change of address shall be effective only when provided in accordance with this Section 9.

10.     Severability

If any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.

11.     Taxes

(a)  Withholding.  All amounts paid under this Agreement (including, without limitation, the Base Salary) shall be paid less all applicable state and federal tax withholdings and any other withholdings required by any applicable jurisdiction.

(b)   Section 409A Compliance.  To the extent the salary continuation pay paid pursuant to Section 3(c) or (d) are paid from the date of Executive’s termination of employment through March 15 of the calendar year following such termination, such severance benefits are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations and thus payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations; (b) are paid following said March 15, such severance benefits are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations made upon an involuntary separation from service and payable pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations, to the maximum extent permitted by said provision, and (c) are in excess of the amounts specified in clauses (a) and (b) of this paragraph, shall (unless otherwise exempt under Treasury Regulations) be considered separate payments subject to the distribution requirements of Section 409A(a)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), including, without limitation, the requirement of Section 409A(a)(2)(B)(i) of the Code that payments or benefits be delayed until six (6) months after Executive’s separation from service (or death, if earlier) if Executive is a “specified employee” within the meaning of the aforesaid section of the Code at the time of such separation from service.  In the event that a six (6) month delay of any such separation payments or benefits is required, on the first regularly scheduled pay date following the conclusion of the delay period, Executive shall receive a lump sum payment or benefit in an amount equal to the separation payments and benefits that were so delayed, and any remaining separation payments or benefits shall be paid on the same basis and at the same time as otherwise specified pursuant to this Agreement (subject to applicable tax withholdings and deductions).  If the continued benefits under Section 3(c) or (d) (or reimbursements for the cost of such benefits, as applicable) are taxable to Executive or otherwise result in income imputed to Executive, then if Executive is a “specified employee,” to the extent necessary to avoid a violation of Section 409A of the Code, Executive shall pay for such benefits for the first six months following Executive’s separation from service and shall be reimbursed for such payments on the first day of the seventh month following such separation from service (or death, if earlier).

The term “termination of employment” as it appears in Section 3 shall be interpreted consistent with the term “separation from service” within the meaning of section Treasury Regulation §1.409A-1(h) to the extent strictly necessary to either qualify the arrangement as an involuntary separation arrangement that is exempt from section 409A of the Code, or establish a time of payment that complies with section 409A of the Code.

(c)  Section 280G. Notwithstanding anything herein to the contrary, to the extent that the severance benefits to be paid to Executive hereunder exceed an amount equal to 2.99 times the Executive’s “base amount” as determined pursuant to Section 280G of the Code, the amount of the severance benefits shall be reduced to the minimum extent necessary to ensure that the severance benefits do not exceed the amount determined pursuant to Section 280G of the Code.  Any such reductions shall be made first from compensation which is not deferred compensation subject to regulation under Section 409A of the Code; thereafter the Board of Directors (or Compensation Committee thereof) may determine the order of compensation to be paid out. This Section 11(b) shall apply only with respect to a severance benefit which is a “parachute payment” within the meaning of Section 280G of the Code.

12.     Governing Law

This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without regard to conflicts of law principles.

13.      Equitable Relief

Executive agrees that any breach of Section 5 or 6 of this Agreement would cause substantial and irreparable harm to the Company for which money damages would be an inadequate remedy.  Accordingly, the Company shall in any such event be entitled to obtain injunctive and other forms of equitable relief to prevent such breach and to recover from Executive the Company’s costs (including without limitation reasonable attorneys’ fees) incurred in connection with enforcing the relevant provisions referenced above of this Agreement, in addition to any other rights or remedies available at law, in equity or by statute.

14.     Interpretation

This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party.  Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning or interpretation of this Agreement.  Whenever the context requires, references to the singular shall include the plural and the plural the singular.

15.     Attorney’s Fees

If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements, in addition to any other relief to which the party may be entitled.

16.     Obligations Survive Termination Of Employment

The parties agree that any and all of the Company’s or Executive’s obligations under this Agreement shall survive the termination of this Agreement.

17.    Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument.

18.     Authority

Each party represents and warrants that such party has the right, power and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder; and that this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.

19.     Entire Agreement

This Agreement is intended to be the final, complete and exclusive statement of the terms of Executive’s employment by the Company.  Notwithstanding the foregoing, this Agreement shall not supersede or otherwise affect any agreements previously or concurrently executed by Executive relating to the Company’s proprietary information or intellectual property rights.  To the extent that the plans, practices, policies or procedures of the Company, now or in the future, apply to Executive and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control.  Any subsequent change in Executive’s duties, position or compensation shall not affect the validity or scope of this Agreement other than as set forth in Section 3(d)(iii) above.

20.      Indemnification

The Company shall indemnify Executive to the fullest extent permitted by applicable law and the Company’s Bylaws with respect to Executive’s service to the Company and Executive shall at all times be covered under a director’s and officer’s liability policy(ies) paid for by the Company.

21.     Executive Acknowledgement

Executive acknowledges that Executive has had the opportunity to consult legal counsel concerning this Agreement, that Executive has read and understands this Agreement, that Executive is fully aware of its legal effect and that Executive has entered into this Agreement freely based on Executive’s own judgment and not on any representations or promises other than those contained in this Agreement.

In Witness Whereof, the parties hereby execute this Employment Agreement as of the Effective Date.

Obagi Medical Products, INC.		Executive:

By:	/s/Al Hummel	/s/ Mark Taylor
	Al Hummel Chief Executive Officer	Mark T. Taylor

Address for notices:		Address for notices:
3760 Kilroy Airport Way, Suite 500		45 Bridgeport
Long Beach, CA 90806		Newport Coast, CA 92657